Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2019
FIRST QUARTER ENDED MAY 5, 2018

Consolidated Results

First Quarter

Sales

First quarter net sales were up a little to $645 million in Fiscal 2019 compared to $643 million in Fiscal 2018. Excluding the impact of exchange rates, sales would have decreased 1%. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	1st Qtr	1st Qtr
Same Store and Comparable Direct Sales:	FY19	FY18
Journeys Group	6%	(5)%
Schuh Group	(13)%	10%
Lids Sports Group	(7)%	1%
Johnston & Murphy Group	7%	(3)%
Total Genesco	(1)%	(1)%

Same-Store Sales	(2)%	(4)%
Comparable Direct Sales	10%	28%
Gross Margin

First quarter gross margin was 49.9% this year compared with 49.6% last year, primarily reflecting channel and brand mix and increased full price selling at Journeys and Johnston & Murphy, partially offset by less full price selling in the Company’s other business segments and increased shipping and warehouse expenses.

SG&A

Selling and administrative expense for the first quarter this year was 49.9% compared to 49.1% of sales last year. The increase in expenses as a percentage of sales reflects higher expenses relating primarily to selling salaries and benefits and bonus accruals. Without exchange rate increases, expense dollars would have been flat for the quarter due to the impact of stores closings, rent and other cost reductions.

Asset Impairment and Other Items

The asset impairment and other charge of $1.6 million for the first quarter of Fiscal 2019 includes $1.3 million for asset impairments and $0.3 million for legal and other matters. The previous year’s first quarter asset impairment and other charge of $0.1 million were asset impairments. The asset impairment and other charge are referred to as “Excluded Items” in the discussion below.

Exhibit 99.2

Operating Income (Loss)

Genesco’s operating loss for the first quarter was $(1.8) million this year compared with operating income of $2.8 million last year. Adjusted for the Excluded Items in both periods, the operating loss for the first quarter this year was $(0.3) million, compared with $2.9 million last year. Adjusted operating margin was 0.0% of sales in the first quarter of Fiscal 2019 and 0.5% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Interest Expense

Net interest expense for the first quarter decreased 13% to $1.0 million compared to $1.2 million last year resulting from decreased average revolver borrowings in the first quarter this year.

Pretax Earnings (Loss)

The pretax loss for the quarter was $(2.9) million in Fiscal 2019 compared to pretax earnings of $1.6 million last year. Adjusted for the Excluded Items in both years, the pretax loss for the quarter was $(1.3) million in Fiscal 2019 compared to pretax earnings of $1.7 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Taxes

The effective tax rate for the quarter was 20.3% in Fiscal 2019 compared to 38.3% last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items in both years, was 15.2% in Fiscal 2019 compared to 36.7% last year. The lower adjusted tax rate for this year reflects the lower U.S. federal income tax rate following the passage of the Tax Cut and Jobs Act in December 2017 and the inability to recognize a tax benefit for certain overseas losses. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Earnings (Loss) From Continuing Operations After Taxes

The loss from continuing operations was $(2.3) million, or $(0.12) per diluted share, in the first quarter of Fiscal 2019, compared to earnings from continuing operations of $1.0 million, or $0.05 per diluted share, in the first quarter last year. Adjusted for the Excluded Items in both periods and using the adjusted tax rates, the first quarter loss from continuing operations was $(1.1) million, or $(0.06) per diluted share in Fiscal 2019, compared with earnings from continuing operations of $1.1 million, or $0.06 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the first quarter decreased 10.3% to $159 million from $177 million last year, reflecting negative comparable sales and a 6% decrease in the Group’s average stores operated during the quarter when compared to last year. Comparable sales, including both same store and comparable direct sales, decreased 7% this year compared to an increase of 1% last year.

Exhibit 99.2

The Group’s gross margin as a percent of sales decreased 40 basis points primarily reflecting increased shipping and warehouse expense. SG&A expense as a percent of sales increased 200 basis points, reflecting the inability to leverage expenses due to the negative comparable sales for the quarter, partially offset by decreased credit card expenses.

The Group’s first quarter operating loss for Fiscal 2019 was $(5.4) million, or (3.4)% of sales, up from a loss of $(1.8) million, or (1.0)% of sales, last year.

Journeys Group

Journeys Group’s sales for the quarter increased 7.8% to $306 million from $284 million last year.
Combined comparable sales increased 6% for the first quarter of Fiscal 2019 compared with a 5% decrease last year.

Gross margin for the Journeys Group increased 40 basis points in the quarter due primarily to increased initial margins and decreased markdowns, partially offset by higher shipping and warehouse expenses. The Journeys Group’s SG&A expense decreased 150 basis points as a percent of sales for the first quarter, reflecting leverage of occupancy related costs and depreciation, partially offset by increased bonus expense.

The Journeys Group’s operating income for the first quarter of Fiscal 2019 was $13.6 million, or 4.5% of sales, compared to $7.5 million, or 2.6% of sales, last year.

Schuh Group

Schuh Group’s sales for the quarter increased 5.0% to $80 million, compared to $76 million last year. Schuh Group sales increased $8.7 million due to increases in exchange rates during the first quarter this year compared to the same period last year. Total comparable sales decreased 13% compared to a 10% increase in comparable sales last year.

Gross margin for Schuh Group decreased 70 basis points in the quarter due primarily to increased promotional activity. Schuh Group’s SG&A expense increased 540 basis points reflecting the inability to leverage expenses, particularly occupancy related costs, due to the negative comparable sales for the quarter, partially offset by decreased bonus expense.

Schuh Group’s operating loss for the first quarter of Fiscal 2019 was $(5.6) million, or (7.0)% of sales compared with $(0.7) million, or (0.9)% of sales last year. Schuh Group’s operating loss increased $0.6 million due to increases in exchange rates during the first quarter this year compared to the same period last year.

Johnston & Murphy Group

Johnston & Murphy Group’s first quarter sales increased 4.0% to $76 million, compared to $73 million in the first quarter last year.

Johnston & Murphy wholesale sales decreased 7% for the quarter. Combined comparable sales increased 7% for the first quarter of Fiscal 2019 compared to a 3% decrease last year.

Johnston & Murphy’s gross margin for the Group increased 210 basis points in the quarter primarily due to increased weighting of retail sales, which carry a higher gross margin, and lower warehouse expenses this year. SG&A expense as a percent of sales increased 70 basis points due to increased rent expense and selling

Exhibit 99.2

salaries, due primarily to a higher weighting of retail sales, and increased bonus expense, partially offset by decreased advertising expenses.

The Group’s operating income for the first quarter of Fiscal 2019 was $5.0 million or 6.6% of sales, compared to $3.8 million, or 5.2% of sales last year.

Licensed Brands

Licensed Brands’ sales decreased 27.1% to $24 million in the first quarter of Fiscal 2019, compared to $33 million in the first quarter last year, primarily reflecting decreased sales in Dockers Footwear and the expiration of a small footwear license.

Licensed Brands’ gross margin was down 130 basis points due to lower initial margins, reflecting increased closeout sales.

SG&A expense as a percent of sales increased 430 basis points due to decreased leverage from the lower sales across most expense categories and increased bonus expense, partially offset by decreased royalty, bad debt and advertising expenses.

Operating income for the first quarter of Fiscal 2019 was $0.3 million or 1.3% of sales, compared to $2.3 million, or 6.9% of sales, last year.

Corporate

Corporate expenses were $9.8 million or 1.5% of sales for the first quarter of Fiscal 2019, compared to $8.3 million or 1.3% of sales, last year. Adjusted for the applicable Excluded Items, corporate expenses were $8.2 million this year compared to $8.1 million last year, reflecting increased professional fees, partially offset by decreased other corporate expenses. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Balance Sheet

Cash

Cash at the end of the first quarter was $31 million compared with $43 million last year. We ended the quarter with $28 million in U.K. debt, compared with $29 million in U.K. debt last year. Domestic revolver borrowings were $78 million at the end of the first quarter this year compared to $109 million for the first quarter last year. The domestic revolver borrowings included $14 million related to Genesco (UK) Limited and $42 million related to GCO Canada, with $22 million in U.S. dollar borrowings at the end of the first quarter of Fiscal 2019.

We did not repurchase any shares in the first quarter of Fiscal 2019. As of the end of the first quarter of Fiscal 2019, we still have about $24 million remaining under the most recent buyback authorization. We repurchased 275,300 shares in the first quarter of Fiscal 2018 for a cost of $16.2 million at an average price per share of $58.71.

Inventory

Inventories decreased 4% in the first quarter of Fiscal 2019 on a year-over-year basis. Retail inventory per square foot decreased 1%.

Exhibit 99.2

Capital Expenditures and Store Count

For the first quarter, capital expenditures were $20 million and depreciation and amortization was $20 million. During the quarter, we opened 21 new stores and closed 35 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,558 stores compared with 2,632 stores at the end of the first quarter last year, or a decrease of 3%. Square footage was down 2% on a year-over-year basis, both including and excluding the Macy’s locations. The store count as of May 5, 2018 included:

Lids stores (including 114 stores in Canada)	840
Lids Locker Room Stores (including 29 stores in Canada)	159
Lids Clubhouse stores	20
Journeys stores (including 46 stores in Canada)	937
Little Burgundy	39
Journeys Kidz stores	245
Schuh Stores	136
Johnston & Murphy Stores and Factory stores (including 8 stores in Canada)	182

Total Stores	2,558

Locker Room by Lids in Macy’s stores	122
Total Stores and Macy’s Locations	2,680

For Fiscal 2019, we are forecasting capital expenditures of approximately $70-$75 million and depreciation and amortization of about $78 million. Projected square footage is expected to decrease approximately 1% for Fiscal 2019. Our current store openings and closing plans by chain are as follows:

Actual Jan 2018		Projected New	Projected Closings	Projected Jan 2019

Journeys Group	1,220	28	(29)	1,219
Journeys stores (U.S.)	893	15	(24)	884
Journeys stores (Canada)	46	0	0	46
Little Burgundy	39	3	(1)	41
Journeys Kidz stores	242	10	(4)	248

Johnston & Murphy Group	181	5	0	186

Schuh Group	134	7	(4)	137

Lids Sports Group	1,159	18	(69)	1,108
Lids hat stores (U.S.)	739	9	(34)	714
Lids hat stores (Canada)	114	2	(6)	110
Locker Room stores (U.S.)	134	1	(12)	123
Locker Room stores (Canada)	29	0	(1)	28
Clubhouse stores	21	0	(4)	17
Locker Room by Lids (Macy’s)	122	6	(12)	116

Total Stores	2,694	58	(102)	2,650

Exhibit 99.2

Comparable Sales Assumptions in Fiscal 2019 Guidance

Our guidance for Fiscal 2019 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

	Actual	Guidance	Guidance	Guidance
	Q1	Q2	Q3	Q4	FY19
Journeys Group	6%	4 - 5%	2 - 3%	0 - 2%	3 - 4%
Lids Sports Group	(7)%	(4) - (2)%	(2) - 1%	0 - 4%	(3) - (1)%
Schuh Group	(13)%	(7) - (1)%	(2) - 1%	0 - 2%	(5) - (2)%
Johnston & Murphy Group	7%	3 - 4%	2 - 3%	0 - 2%	2 - 4%
Total Genesco	(1)%	0 - 2%	0 - 2%	0 - 2%	0 - 2%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the Company’s ability to complete the sale of the Lids Sports Group business on acceptable terms and the timing of any sale transaction; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the level of chargebacks from credit card users for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; competition in the Company's markets, including online and including competition from some of the Company’s vendors in both the licensed sports and branded footwear markets; fashion trends that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors; the effects of the implementation of federal tax reform on the estimated tax rate reflected in certain forward-looking statements; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the NBA finals, Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company's Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.